Exhibit 99.1

Contact:                                                Bob East

(443) 213-0502

bob.east@westwicke.com

Envision Healthcare Holdings, Inc. Completes Redemption of Outstanding Notes

Greenwood Village, CO — September 06, 2013 — Envision Healthcare Holdings, Inc. (the “Company”) today announced that, on August 30, 2013 it completed the redemption of its outstanding 9.250% / 10.000% Senior PIK Toggle Notes due 2017 (the “Notes”), which were originally issued on October 1, 2012. The Company had previously announced its intention to redeem the Notes in full from net proceeds raised in its recent initial public offering. The total cash paid was $479,608,282, which included a call premium pursuant to the indenture governing the Notes, and all accrued but unpaid interest.

About Envision Healthcare Holdings, Inc.

Envision Healthcare Holdings, Inc. offers an array of healthcare-related services to consumers, hospitals, healthcare systems, health plans and local, state and national government entities.  Through Envision Healthcare Corporation, we operate American Medical Response, Inc. (“AMR”), EmCare Holdings, Inc. (“EmCare”) and Evolution Health, LLC (“Evolution Health”).  AMR, with more than 12,000 paramedics and emergency medical technicians, is a provider and manager of community-based medical transportation services, including emergency (‘‘911’’), non-emergency, managed transportation, fixed-wing air ambulance and disaster response.  EmCare, with nearly 8,000 affiliated physicians and other clinicians, is a provider of integrated facility-based physician services, including emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery.  Evolution Health provides comprehensive care to patients across various settings, many of whom suffer from advanced illnesses and chronic diseases.  We are headquartered in Greenwood Village, Colorado.